October 27, 2020
Seth Ellison
Via Electronic Mail

Dear Seth,
I am pleased to confirm your promotion to the position of EVP & Chief Commercial Officer, reporting to me and as a member of the Executive Leadership Team. The details of your compensation in this role are outlined below.
Start Date
The Start Date of your new role will be November 30, 2020.
Employer and Work Location
Your employer will remain as Levi Strauss & Co. and your primary work location will be from your home in Southern California.
Base Salary
Your starting annual base salary in this role will be $900,000, effective as of your Start Date.
Annual Incentive Plan
Your target opportunity in the Annual Incentive Plan (AIP) will be 100% of your base salary, with an initial annual target value of $900,000. Other key elements of your AIP remain unchanged, including:
•Depending on results, your actual AIP payout, if any, may be higher or lower and can range from 0% to 200% of your base salary.
•You must be employed by LS&Co. on the payment date to receive a payment.
•LS&Co. has the right to modify the program at any time.
•Management discretion can be used to modify the final award amount.
•AIP payments are subject to supplemental income tax withholding.
Long-Term Incentives
Your compensation will continue to include a long-term incentive (LTI) award, which gives you the opportunity to continue to share LS&Co.’s success over time. Your awards will be granted coincident with the January meeting of the Compensation Committee following your Start Date and under the provisions of the LS&Co.’s Equity Incentive Plan. The initial annual LTI award you will receive in this role will have a grant date target value of $1,800,000. Unless otherwise determined by the Committee: 1) 50% of the grant date value will be delivered in the form of Performance Restricted Stock Units that will cliff vest 100% 3 years from the grant date, 2) 25% of the grant date value will be delivered in the form of time-based Restricted Stock Units that will vest 25% per year over 4 years, and 3) 25% of the grant date value will be delivered in the form of Stock Appreciation Rights and/or Stock Options that will vest

25% per year over 4 years. In any event, you must be employed on the vesting dates to receive the stock.
You may also be eligible for additional long-term incentives in effect during your employment with LS&Co. The Company has the right to modify the program at any time including, but not limited to the target grant value.
Benefits and Perquisites
The benefits and perquisites you are eligible for and will receive in this role – including health benefits, 401(k) and deferred compensation programs, and semi-annual executive perquisites payments – will continue as they were in your prior role.
At-Will Employment
LS&Co. expects your association with the company will be mutually beneficial. However, in the event of involuntary termination you will be eligible for severance benefits in effect at that time that are provided to executives at your level.
Notwithstanding the above, LS&Co. is an “at-will employer,” which means you or LS&Co. can terminate your employment at LS&Co. at any time with or without cause, and with or without notice. Only the President and Chief Executive Officer or Chief Human Resources Officer can authorize an employment agreement to the contrary and then such employment agreement must be in writing.
Please note that except for those agreements or plans referenced in this letter and attachments, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer of employment. Please review and sign this letter as an indication of your understanding of an agreement with the conditions contained herein.
Seth, we are confident that your leadership in this critical new role will help LS&Co. emerge from these unprecedented times as a stronger brand and healthier company.

Sincerely,

Chip Bergh
President & CEO

By signing below you hereby acknowledge and agree to the terms described in this offer letter.

Executive’s Signature: _________________________________________________________

Date: ______________________________________________________________________